EXHIBIT 10.2

The Goodyear Tire & Rubber Company

Akron, Ohio 44316-0001

December 14, 2018

Joseph Zekoski
Senior Vice President, Global Operations & Technology

Re:    Agreement

Dear Joe:

You are a valued member of the management team of The Goodyear Tire & Rubber Company (the “Company” or “Goodyear”) who we believe will help us continue in our success and move us forward in meeting our long-term business objectives. This letter is being presented to you in recognition of the importance of your skills and experiences and contributions to the Company.

As such, we have developed a special arrangement designed to apply to you. This Agreement amends and restates the Agreement dated June 22, 2018. By executing this Agreement, you will be eligible to receive a lump sum payment of $450,000.00 (“Retention Bonus”) if you remain an associate of the Company and actively provide the services required of you through at least February 28, 2019 (“Retention Date”), subject to the terms and conditions contained herein.

Assuming all conditions are met, the Retention Bonus will be paid by March 31, 2019 and will be subject to withholding taxes as required by law. The Retention Bonus will be payable in addition to your regular annual salary, benefits and participation in the Company’s incentive compensation plans; provided, however, you will not be a participant in the Performance Recognition Plan in 2018. Since the Retention Bonus represents a unique payment to you, the Retention Bonus will not be considered in calculating compensation-related benefits (e.g., pension benefits).

As part of this Agreement, you agree to continue to follow the policies and procedures established by the Company, which may change from time to time, work directions from the Company’s management team, and the provisions set forth herein. Payment of the Retention Bonus will be subject to the Company being satisfied (in its reasonable judgment) with (1) your cooperation, diligence and loyalty through the Retention Date, (2) your performance through the Retention Date, (3) your compliance with all Company policies and procedures and other agreements with the Company through the Retention Date, and (4) the continuation of your active employment with the Company through the Retention Date.

If the Company terminates your employment prior to the Retention Date for other than cause, you will be entitled to receive the Retention Bonus in accordance with the terms of this agreement. For purposes of this paragraph, “cause” means (i) gross negligence or willful misconduct in the performance of your duties with the Company, (ii) engaging in conduct which is injurious to the Company, monetarily or otherwise, (iii) committing any felony or any crime involving fraud, breach of trust or misappropriation, (iv) any material breach or violation of any agreement relating to your employment with the Company, or (v) any material breach or violation of the Company’s Business Conduct Manual, or any Company policy.

If you voluntarily leave the Company, or if the Company terminates your employment for cause, prior to the Retention Date, you will not receive the Retention Bonus.

In the event of your permanent disability or death prior to the Retention Date, you or your estate will receive the Retention Bonus pro-rated from June 22, 2018 to your last day worked. For purposes of this Agreement, disability is defined in accordance with the Company’s long-term disability program. These amounts will be paid within sixty (60) days of your death or the Company’s determination of your permanent disability.

Following the Retention Date, the Company desires to retain your services to Goodyear and its subsidiaries, subject to the terms and conditions set forth herein. The arrangement with Goodyear is as follows:

a.
You agree to provide to Goodyear and its subsidiaries transition services as requested by Goodyear’s Chief Executive Officer relating to (i) the transition of the position of Senior Vice President, Global Operations & Technology; (ii) associate mentoring and development; and (3) other matters as may be mutually agreed upon by you and the Chief Executive Officer.

b.
Your transition services will be delivered during the period from March 1, 2019 through December 31, 2019 (the “Transition Services Period”). Goodyear agrees that you may terminate this arrangement at any time with or without cause upon thirty (30) days written notice to Goodyear. Upon any such termination, Goodyear will have no further obligation to pay any costs except for unpaid fees and unreimbursed out-of-pocket expenses, if any, incurred prior to the termination.

c.
Your transition services will generally be provided from your home and at Goodyear’s Akron, Ohio headquarters, as agreed upon by you and the Chief Executive Officer. Other travel may be required as agreed upon by you and the Chief Executive Officer.

d.	Your transition services will be performed in a timely, diligent and workmanlike manner.

e.	Your transition services will be performed in accordance with all laws and regulations and Goodyear’s policies, including the Business Conduct Manual.

    Goodyear agrees to pay a fee of $134,400.00 per quarter for the transition services performed under this Agreement, payable on the last business day of each quarter (except a pro-rated quarterly payment will be made by March 31, 2019 for the period March 1, 2019 through March 31, 2019), subject to withholding taxes as required by law. In addition to the transition service fees, Goodyear will reimburse you for all reasonable and customary out-of-pocket expenses incurred by you in the performance of the transition services, in accordance with Goodyear’s applicable policies. Your requests for reimbursements must include copies of all receipts evidencing the costs incurred by you.

Any information provided by Goodyear to you in connection with this Agreement will be considered to be both confidential and proprietary to Goodyear (collectively, the “Confidential Information”). You agree to hold in confidence and not to disclose to or use for others during the term of this Agreement, and for a period of five (5) years following the termination or expiration thereof, Confidential Information, including but not limited to contracts, agreements, financial information, business operations, specific transactions, clients, customers, employees, marketing, purchasing, sales, distribution, shipping, advertising, business or other methods, computer systems, internal and external memoranda, practices, procedures, ideas, suggestions, work results, or other secret or confidential information received from Goodyear in connection with, or which results from, the services to be performed hereunder, or with respect to any other matter of a secret or confidential nature which may come into your possession in the performance of your services for Goodyear hereunder, except such information as is or becomes general public knowledge, or is disclosed to you independently by a third party legally authorized to do so, or the disclosure of which is authorized in writing by an officer of Goodyear, or is required to be disclosed by law, provided, however, in such event, you will take all reasonable steps to notify Goodyear so that a protective order or other appropriate remedy may be obtained prior to any such disclosure. You agree to return (or destroy and certify in writing that you have destroyed) any Confidential Information and all other materials provided to you upon demand within thirty (30) days of termination or expiration of this Agreement.

You agree that any data, ideas, suggestions, processes or work results arising out of your services are and shall remain the sole property of Goodyear.

During the Transition Services Period, you will not participate in any employee benefit plan of Goodyear and will not be covered by workers’ compensation.

This Agreement is not assignable by either party, the transition services to be performed by you being personal to Goodyear. This Agreement constitutes the entire agreement between the parties with respect to the subject matter thereof and supersedes all prior agreements and understandings, oral or written, and may not be modified or amended except in writing signed by both parties. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. All notices required to be given hereunder shall be sent to the applicable party at the address for such party set forth herein or such other address as a party may provide in writing to the other party.

If the foregoing meets with your acceptance, please execute and return this Agreement to John T. Lucas, 200 Innovation Way, Akron, Ohio 44316-0001.

THE GOODYEAR TIRE & RUBBER COMPANY

/s/ Joseph Zekoski                By: /s/ John T. Lucas

Joseph Zekoski	John T. Lucas, Senior Vice President
Global Human Resources